Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-253195 on Form S-3 and Registration Statement Nos. 333-78475, 333-38638, 333-58670, 333-124925, 333-144143, 333-161418, 333-197770, 333-212706 and 333-233045 on Form S-8 of our reports dated February 16, 2023, relating to the financial statements of Avis Budget Group, Inc. and the effectiveness of Avis Budget Group, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Avis Budget Group, Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 16, 2023